EXHIBIT 99(j)

PRESS RELEASE: Mon, June 3, 2013 8:00 AM EDT

CleanTech Transit Acquires Discovery Carbon Environmental Securities and Becomes a Participant in the Worldwide Environmental Commodities Marketplace

LAS VEGAS, NV – CleanTech Transit, Inc. (CLNO) today announced that it has acquired control of Discovery Carbon Environmental Securities Corporation (“Discovery”). The acquisition advances the strategy of developing significant market share in the alternative clean energy sector. Discovery’s proprietary GreenTrees™ for renewable energy, and EvoCert™ environmental credits for offsetting business and individual carbon foot prints are some of the exciting products Discovery provides to clients throughout the world.

As part of the transaction, Billy Barnwell has been appointed President, CEO, and Chairman of the Board of CleanTech Transit, Inc. Mr. Barnwell has more than a decade of experience in environmental commodities and renewable energy. His deep market knowledge, and the ideas, experience, and industry acumen of the Discovery team he brings supplies the strong foundation the company will use for growth and expansion.

"CleanTech’s acquiring control of Discovery provides a powerful engine for driving increased revenues from newly added products and services,” stated Billy Barnwell, CEO. “We have many exciting things in the works, and great opportunities we can now bring that will enable us to expand the array of products and services we can offer to assist our clients throughout the world.”

About CleanTech Transit, Inc.

CleanTech Transit, through its Discovery Carbon subsidiary, develops emissions offset strategies for companies, municipalities, and countries. Its team members have traveled around the globe, consulting on a wide array of projects that created environmental commodities. From waste to energy projects in Israel, to urban afforestation projects in the central valley of California, its teams' work is intended to reflect in every client's bottom line. Discovery provides funding sources for waste to energy, clean tech, and sustainable energy projects. It owns a proprietary sustainable energy product, the GreenTree™ and also has its own carbon offset credits program that individuals and businesses purchase to neutralize their carbon footprints helping to provide Equity for Life™. (See www.evocerts.com.). Discovery Carbon’s website can be accessed at www.discoverycarbon.com. Discovery's Number 1 client is the environment.

Safe Harbor Statement

Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the Company or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements in this release that describe the company's business strategy, outlook, objectives, plans, intentions, or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include among other things, product price volatility, product demand, market competition, and risk inherent in the operations of a company.

Investor Relations:
Crown Equity Holdings Inc.
Kenneth Bosket
702 448-1543

Billy Barnwell
President/CEO
702 998-3490 Office
775 450-7176 Cellular